YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR PROXY TODAY

May 9, 2012

Dear Fellow Stockholder:

Our Annual Meeting of Stockholders will be held on May 21, 2012. Your vote is important, and your participation is requested for this important meeting.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 1: the election of three Class III directors; “FOR” Proposal 2: approval of our 2011 executive compensation; and “FOR” Proposal 3: ratification of the appointment of our independent auditors. Our proxy statement, which was previously mailed to you (electronically or on paper), describes these proposals in detail.

Please submit your instructions as soon as possible, voting by telephone, via the Internet, or by signing, dating, marking and returning the enclosed proxy card or voting instruction form in the postage-paid return envelope provided. If your shares are held in a brokerage account, your broker may not have discretion to vote on your behalf with respect to non-routine matters, such as electing directors. Consequently, you must provide specific voting instructions to your broker in order to vote. Instructions explaining how to vote by telephone or via Internet are located on the enclosed proxy card or voting instruction form.

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 967-4607. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Jonathan H. Yellen,
Secretary

3 Easy Ways To Vote

Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.
Vote by Telephone. Call the toll-free number listed for this purpose on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Internet. Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

Please Act Today

Your Vote Is Important

Please help your Company save additional solicitation costs by signing, dating and mailing your proxy card or voting instruction form today. Internet and telephone voting are also available. Please refer to your proxy card or voting instruction form for instructions. Street name shareholders: Your bank or broker cannot vote your shares on all proposals unless it receives your specific instructions.  Please return your vote immediately. If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at (800) 967-4607.